Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HCYC HOLDING COMPANY

(ADOPTED BY SPECIAL RESOLUTION DATED [_____] AND EFFECTIVE ON [_____])

1.	The name of the Company is [Name].

2.	The registered office of the Company shall be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, or such other place in the Cayman Islands as the Directors may, from time to time decide, being the registered office of the Company.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.	The authorized share capital of the Company is US$[●] divided into [●] ordinary shares of a par value of US$0.0001 each and [●] preference shares of a par value of US$0.0001 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.